AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER adopted by Soyodo Group Holdings, Inc., a business corporation organized under the laws of the State of Delaware (the “Company”), by resolution of its Board of Directors on March 11, 2008, and adopted by Omphalos, Corp., a business corporation organized under the laws of the State of Nevada (“Omphalos”), by resolution of its Board of Directors on March 11, 2008. The names of the corporations planning to merge are Soyodo Group Holdings, Inc., a business corporation organized under the laws of the State of Delaware, and Omphalos, Corp., a business corporation organized under the laws of the State of Nevada. The name of the surviving corporation into which the Company plans to merge is Omphalos, Corp., a Nevada corporation.

1. The Company and Omphalos shall, pursuant to the provisions of Chapter 1, Subchapter IX of the General Corporation Law of the State of Delaware and the provisions of the laws of the jurisdiction of organization of the surviving corporation, be merged with and into a single corporation, to wit, Omphalos, which shall be the surviving corporation at the effective time and date of the merger and which is sometimes hereinafter referred to as the "surviving corporation", and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of laws of the jurisdiction of its organization. The separate existence of the Company, which is sometimes hereinafter referred to as the "non-surviving corporation", shall cease at the effective time and date of the merger in accordance with the provisions of Chapter 1, Subchapter IX of the General Corporation Law of the State of Delaware.

2. The present Certificate of Incorporation of the surviving corporation shall be the Certificate of Incorporation of said surviving corporation and said Certificate of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the laws of the jurisdiction of organization of the surviving corporation.

3. The present bylaws of the surviving corporation will be the bylaws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the laws of the jurisdiction of organization of the surviving corporation.

4. The directors and officers in office of the surviving corporation at the effective time and date of the merger shall be the members of the first Board of Directors and the first officers of the surviving corporation, all of whom shall hold their respective officers until their successors are elected and qualified, or until their tenure is otherwise terminated in accordance with the bylaws of the surviving corporation.

5. Each issued share of the non-surviving corporation immediately before the effective time and date of the merger shall be converted into one (1) share of the surviving corporation. The issued shares of the surviving corporation shall not be converted or exchanged in any manner, but each said share which is issued at the effective time and date of the merger shall continue to represent one issued share of the surviving corporation.

6. The Plan of Merger herein made and approved shall be submitted to the shareholders of the non-surviving corporation and to the shareholders of the surviving corporation for their approval or rejection in the manner prescribed by the provisions of Chapter 1, Subchapter IX of the General Corporation Law of the State of Delaware and the provisions of the laws of the jurisdiction of incorporation of the surviving corporation.

7. In the event that the Plan of Merger shall have been approved by the shareholders entitled to vote of the non-surviving corporation in the manner prescribed by Chapter 1, Subchapter IX of the General Corporation Law of the State of Delaware and by the shareholders entitled to vote of the surviving corporation in the manner prescribed by the laws of the jurisdiction of its incorporation, the non-surviving corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Delaware, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

8. The Board of Directors and the proper officers of the non-surviving corporation and the Board of Directors and the proper officers of the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

Dated: March 11, 2008
SOYODO GROUP HOLDINGS, INC.,
a Delaware corporation

By: /s/ Sheng-Peir Yang
Name: Sheng-Peir Yang
Title: President

OMPHALOS, INC.,
a Nevada corporation

By: /s/ Sheng-Peir Yang
Name: Sheng-Peir Yang
Title: President